Exhibit 99.2
news release

FOR IMMEDIATE RELEASE	JANUARY 5, 2006
SYKES ENTERPRISES, INCORPORATED FURTHER STRENGTHENS SALES
ORGANIZATION WITH APPOINTMENT OF LANCE ZINGALE
TAMPA, FL – January 5, 2006 — Sykes Enterprises, Incorporated (“Sykes” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, today announced the appointment of Lawrence (Lance) Zingale as Senior Vice President of Global Sales and Client Management.
Mr. Zingale brings to SYKES an extensive background in sales management and business process outsourcing, most recently serving as the Executive Vice President and Chief Operating Officer of StarTek, Inc. since 2002, where his primary responsibilities included sales, marketing, client services and operations management. For almost 20 years, Mr. Zingale worked for AT&T, rising through the ranks within sales, marketing and operations with roles and P&L responsibilities across several divisions, including Vice President of Specialized Markets, Marketing Vice President of Global Services Markets, Product Group Director of Middle Market Family of Services, District Operations and Customer Care Manager, as well as various call center and sales management positions. “Lance has a proven track record of successfully creating and executing new go-to-market strategies within our industry. I am very pleased that Lance is joining a solid executive leadership team at an important crossroads in our Company — at a time when our focused delivery model continues to gain client acceptance worldwide and produces steady financial results,” commented Chuck Sykes, President and Chief Executive Officer.
“I am excited to be part of a solid business platform that encompasses a global delivery footprint serving diverse vertical markets through a broad suite of services. I am looking forward to making my contributions in helping the management team deliver on its future growth objectives, thus furthering SYKES’ position as an industry leader worldwide,” commented Lance Zingale.
SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com
EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
For additional information contact:
Subhaash Kumar
subhaash.kumar@sykes.com
(813) 233-7143